Exhibit 10.40
R.H. DONNELLEY CORPORATION
RESTORATION PLAN
Effective January 1, 2009

R.H. DONNELLEY CORPORATION RESTORATION PLAN
EFFECTIVE JANUARY 1, 2009
1.	Purpose.
     R.H. Donnelley Corporation is establishing the R.H. Donnelley Corporation Restoration Plan effective as of January 1, 2009 to benefit highly compensated employees whose matching contributions or transition contributions under the R.H. Donnelley 401(k) Plan are limited by Code Section 401(a)(17) or Code Section 415.
2.	Definitions.
     The following terms used in the Plan shall have the meanings set forth below:
(a)	“Account” shall mean the Participant’s notional account under this Plan.

(b)	“Administrator” shall mean the Compensation and Benefits Committee or its duly authorized delegate. References herein to the Administrator shall be deemed to include its delegate, if any.

(c)	“Beneficiary” shall mean the person or persons designated by the Participant in accordance with Section 9.

(d)	“Board” shall mean the Board of Directors of R.H. Donnelley Corporation.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Company” shall mean Dex Media, Inc. and R.H. Donnelley Corporation and any of its direct or indirect subsidiaries that adopt the Plan.

(g)	“Compensation and Benefits Committee” shall mean the Compensation and Benefits Committee of the Board.

(h)	“Eligible Employee” shall mean any person employed by the Company who is (i) within a ‘select group of management or highly compensated employees’ within the meaning of ERISA, and (ii) whose transition contribution or matching contribution under the RHD 401(k) Plan is limited because of application of Code Section 401(a)(17) or Code Section 415. Notwithstanding the foregoing, a person’s status as an “Eligible Employee” may be terminated in accordance with Section 3(c).

(i)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(j)	“Investment Direction” shall mean the choice of Investments made upon the Participant’s election pursuant to Section 5(b).

(k)	“Investments” shall mean the investment options that are made available as the mechanism to calculate hypothetical investment performance on the Transition Credits and Matching Credits credited to each Participant’s Account under the Plan.

(l)	“Matching Credit” shall mean the amount equal to (i) the maximum amount of matching contributions that hypothetically could have been credited to the Participant’s RHD 401(k) Plan account for the Plan Year before taking into account the restrictions of Code Sections 401(a)(17) and 415; less (ii) the maximum amount of matching contribution that hypothetically could have been made to the Participant’s RHD 401(k) Plan account for the Plan Year taking into account Code Sections 401(a)(17) and 415. Only Eligible Employees who make pre-tax deferrals to the RHD 401(k) Plan in an amount equal to the Code Section 402(g) limit for the Plan Year shall receive a Matching Credit for the Plan Year.

(m)	“Participant” shall mean any Eligible Employee of the Company who received Transition Credits or Matching Credits pursuant to Section 4. The term “Participant” shall also mean former employees of the Company who have Account balances.

(n)	“Plan Year” shall mean each calendar year.

(o)	“RHD 401(k) Plan” shall mean the R.H. Donnelley 401(k) Plan, as amended.

(p)	“Separation from Service” shall mean the Participant’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and applicable regulations and other guidance thereunder.

(q)	“Transition Credit” shall mean the amount equal to (i) the transition contributions that would have been credited to the Participant’s RHD 401(k) Plan account for the Plan Year before taking into account the restrictions of Code Sections 401(a)(17) and 415; less (ii) the transition contributions credited to the Participant’s RHD 401(k) Plan account for the Plan Year.
3.	Eligibility and Participation.
(a)	Eligible Employees. Active participation in the Plan shall be limited to Eligible Employees.

(b)	Continuation of Participation. If a Participant ceases to be an Eligible Employee in a succeeding Plan Year, then such Participant shall remain eligible only to continue the deferral of prior Transition Credits and Matching Credits as and to the extent permitted under the Plan and under Code Section 409A, but shall not be eligible to receive Transition Credits and Matching Credits under the Plan after ceasing to be an Eligible Employee.

(c)	Termination of Participation. The Administrator shall be specifically empowered to terminate the Participant’s status as an Eligible Employee if the Administrator determines, in its sole and absolute discretion, that such termination is necessary, appropriate or desirable, including without limitation, any such termination premised on the Administrator’s determination or belief that continuation of such Eligible Employee status is, could or might jeopardize the Plan’s classification as a “top hat” pension benefit plan (within the meaning of Section 11(b)). Any such Administrator action shall be taken only in compliance with Section 409A and shall be communicated to the individual. Except as permitted by Code Section 409A and applicable guidance thereunder, the Administrator shall not require that any distributions of Accounts be made in connection with the termination of a Participant’s status as an Eligible Employee.
4.	Provisions Relating to Transition and Matching Credits.
(a)	Timing of Credit. Each Plan Year, a Transition Credit and a Matching Credit will be credited to the Account of each Participant no later than the last day of that Plan Year.

(b)	Special Rule Applicable to Transition Credits. No Eligible Employee may receive Transition Credits for any Plan Year beginning on or after December 31, 2013. Only Eligible Employees who are eligible to receive transition contributions under the RHD 401(k) Plan shall receive a Transition Credit.
5.	Accounts.
(a)	Bookkeeping Accounts. The Company shall establish a separate bookkeeping account for each Participant and from time to time shall enter therein the amount to be credited to the Participant’s Account. Within each Participant’s bookkeeping Account, separate subaccounts shall be maintained to the extent the Administrator determines it to be necessary or desirable for the administration of the Plan. Each Participant’s Account shall be credited with the Participant’s Transition Credits and Matching Credits and shall be credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to the Participant’s Investment Directions.

(b)	Investments and Investment Direction.
(i)	Subject to the provisions of paragraphs (ii) through (iii) below, amounts credited to an Account shall be deemed to be invested, pursuant to the Participant’s Investment Direction, in one or more hypothetical Investments as may be authorized from time to time by the Administrator. The Administrator may from time to time change or discontinue any hypothetical Investment vehicle available under the Plan in its discretion. The Participant’s Account shall be adjusted from time to time with the hypothetical gains, losses and earnings on the hypothetical Investments.

(ii)	Subject to the rules established by the Administrator and subject to the provisions of this Subsection, a Participant may reallocate amounts credited to his or her Account among one or more of such hypothetical Investment vehicles by filing with the Administrator a notice in such form and in accordance with such procedures as the Administrator shall determine from time to time. The Administrator may in its discretion restrict allocation into or reallocation into or out of any hypothetical Investment or specify minimum or maximum amounts that may be allocated or reallocated.

(iii)	The Company may, in its discretion, establish one or more grantor trusts or purchase one or more insurance or annuity products and deposit therein amounts of cash, or other property not exceeding the amount of the Company’s obligations with respect to a Participant’s Account. If the Company invests such amounts in a manner that corresponds to the Participant’s Investment Directions, the amounts of hypothetical income and appreciation and depreciation in value of the Participant’s Account shall be equal to the actual income on, and appreciation and depreciation of, the amounts so invested. Notwithstanding the provisions of this paragraph, the Company is not and shall not be required to make any investment in connection with the Plan or any Participant’s Investment Direction under the Plan.
(c)	Valuation of Accounts. Accounts shall be valued monthly.
6.	Settlement of Accounts.
     A Participant’s Account shall be distributed to the Participant in the seventh (7th) month following the Participant’s Separation From Service in a single cash lump sum payment.
7.	Claim and Appeal Procedures.
     The following claim and appeal procedure shall apply with respect to the Plan:
(a)	Filing of a Claim for Benefits. If the Participant or Beneficiary (the “claimant”) believes that he or she is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his or her benefit, he or she shall file a written claim with the Administrator.

(b)	Notification to Claimant of Decision.
(i)	Within a reasonable time not to exceed 90 days after receipt of a claim by the Administrator (or within 180 days if special circumstances require an extension of time), the Administrator shall notify the claimant of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be rendered.

(ii)	In the case of a claim for benefits related to disability where disability is not determined by a third party (such as the Company’s disability insurer or by the Social Security Administration), then the Administrator will respond within a reasonable period of time not to exceed 45 days after receipt of the claim. The Administrator may extend this initial period by an additional 30-day period, provided that the Administrator notifies the claimant in writing prior to the end of the initial 45-day period. If, prior to the end of the first 30-day extension period the Administrator determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies the claimant, prior to the expiration of the first 30-day extension period. The notice of any extension under this paragraph shall set forth the circumstances requiring an extension, the date as of which the Plan Administrator expects to render a decision, the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve the claim. If the Administrator needs additional information from the claimant to process the claim, the claimant will have at least 45 days to provide the specified information, and the deadline for the Administrator to respond to the claim will be tolled until the claimant provides the information.

(iii)	If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth:
A.	The specific reason or reasons for the denial;

B.	Specific reference to pertinent provisions of the Plan on which the denial is based;

C.	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

D.	An explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the claimants right to bring civil action under ERISA §502(a) following an adverse benefit determination on review; and

E.	In the case of claim for disability benefits where disability is not determined by a third party, if an internal rule, guideline, protocol or other similar criterion was relied upon, a statement that such rule, etc., was relied upon and either a copy of such rule or a statement that such a rule was relied upon, and that a copy will be provided free of charge.
(c)	Procedure for Appeal and Review.
(i)	Within 60 days following receipt by the claimant of notice denying his or her claim (or 180 days for a claim relating to disability benefits where disability is not determined by a third party), in whole or in part, or, if such notice shall not be given, within 60 days following the last date on which such notice could have been timely given, the claimant may appeal denial of the claim by filing a written application for review with the Administrator. Following such request for review, the Administrator shall fully and fairly review the original decision denying the claim. Prior to the decision of the Administrator following such review, the claimant shall be given an opportunity to review relevant documents, records, and other information free of charge and to submit written comments, documents, records, and other information relating to the claim for benefits. Any documents or information submitted by the claimant shall be taken into account by the reviewer regardless of whether it was submitted or considered in the initial benefit determination.

(ii)	If the claim is for disability related benefits where disability is not determined by a third party, the review will be conducted by a person who was neither the individual who made the initial determination or a subordinate of that person. The individual reviewing the decision shall not afford any deference to the initial adverse benefit determination. If the initial determination was based on a medical judgment, the Administrator will consult with a health care professional who was not involved in the original determination. This professional will have appropriate training and experience in the field of medicine involved in the judgment. The Administrator will identify to claimant medical or vocational experts whose advice was obtained in connection with the initial determination.
(d)	Decision on Review. The decision following such review of a claim denied in whole or in part shall be made in the following manner:
(i)	If the Administrator is a committee or board of trustees that holds regularly scheduled meetings at least quarterly, the Administrator shall make its decision on appeal no later than the date of the meeting of the Administrator that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. If the request for review is filed within 30 days preceding the date of such meeting, the Administrator shall make is decision on review no later than the date of the second meeting following the plan’s receipt of the request for review. If special circumstances (such as the need to hold a hearing) require a further extension of time for processing, the Administrator’s decision on appeal shall be rendered not later than the third meeting of the Administrator following the Plan’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the Administrator’s decision will be made, prior to the commencement of the extension. The Administrator shall notify the claimant of the Administrator’s decision on appeal as soon as possible, but not later than 5 days after the benefit determination is made.

If the Administrator is not a committee or board of trustees that holds regularly scheduled meetings at least quarterly, the Administrator shall make its decision on the appeal within a reasonable period of time, but in no event no later than 60 days (or 45 days for a claim relating to disability benefits where disability is not determined by a third party) after its receipt of the request for review. The Administrator may extend this initial period for responding to the claim by an additional 60-day period (or 45-day period for a claim relating to disability benefits where disability is not determined by a third party), provided that the Administrator notifies the claimant in writing prior to the end of the initial 60-day period (or 45-day period for a claim relating to disability benefits where disability is not determined by a third party) of the need for the extension and the date by which a determination will be made.

(ii)	With respect to a claim that is denied in whole or in part, notice of the decision following such review shall be written in a manner calculated to be understood by the claimant and shall set forth:

A.	The specific reason or reasons for the decision;

B.	Specific reference to pertinent provisions of the Plan on which the decision is based;

C.	Statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents relevant to the claimant’s claim; and

D.	Statement describing the claimant’s right to bring an action under Section 502(a) of ERISA; and

E.	In the case of claim for benefits related to disability where disability is not determined by a third party:
          (1) If an internal rule, guideline, protocol or other similar criterion was relied upon, the notice shall include a statement that such rule, etc., was relied upon, and either a copy of such rule or a statement that such a rule was relied upon, and that a copy will be provided free of charge; and
          (2) The notice shall include the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor office and your state insurance regulatory agency.”
(iii)	The decision of the Administrator shall be final and binding upon all Participants, Beneficiaries and other persons.
(e)	Action by Authorized Representative of Claimant. All actions set forth in this Section 7 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act on his or her behalf on such matters. The Administrator may require such evidence as it may reasonably deem necessary or advisable of the authority of any such representative.

(f)	Exhaustion of Administrative Remedies and Deadline for Filing Suit. A claimant must exhaust his or her administrative remedies under the Plan before filing a suit for benefits, and until the claimant exhausts such remedies he or she shall be barred from filing suit to recover benefits under the Plan. A claimant who has exhausted his or her administrative remedies must file suit no later than 180 days after the Administrator makes a final determination to deny the claim pursuant to Section 7(d), and a claimant who fails to file suit within such time limit shall be forever barred from filing suit to recover on the claim.
8.	Amendment, Termination and Adjustments.
     The Compensation and Benefits Committee shall have the power to amend or terminate the Plan at any time for any reason, provided that no such action shall have the effect of (i) reducing the value of or otherwise compromising any Participant’s Account as of the date of such amendment or termination, or (ii) changing the provisions of the Plan applicable to any Participant or Beneficiary in a manner that would trigger the additional taxes provided under Code Section 409A(a)(1)(B). Notwithstanding the foregoing, the Compensation and Benefits Committee shall have the power to amend this Plan from time to time without the consent of any Participant or other party to the extent the Compensation and Benefits Committee deems necessary or appropriate to preserve the intended tax treatment of benefits payable hereunder.
9.	Designation of Beneficiary.
     Each Participant shall have the right to designate one or more Beneficiaries to receive payment of the Participant’s Account in the event of the Participant’s death before the Participant’s Account has been fully distributed to the Participant. A Participant shall designate one or more Beneficiaries by executing the beneficiary designation form prescribed from time to time by the Administrator and filing the same with the Administrator. Any such designation may be changed at any time by execution of a new designation in accordance with this Section. If no such designation is on file with the Administrator at the time of the death of the Participant or if such designation is not effective for any reason, as determined by the Administrator, then the designated Beneficiary or Beneficiaries to receive such benefit shall be the Participant’s surviving spouse, if any, or, if none, the Participant’s estate. No Beneficiary designation or change thereto shall be effective until it has been received by the Administrator.
10.	Administration.
(a)	The Plan shall be administered by the Administrator. The Administrator shall have the discretionary powers and authority as are necessary for the proper administration of the Plan, including, but not limited to, the discretionary power and authority to:
(i)	Determine whether an individual is an Eligible Employee;

(ii)	Interpret the Plan and other documents, decide questions and disputes, supply omissions, and resolve inconsistencies and ambiguities arising under the Plan and other documents, which interpretations and decisions shall be final and binding on all Participants and beneficiaries;

(iii)	Make any other determinations that it believes necessary or advisable for the administration of the Plan;

(iv)	Establish rules, regulations and forms of agreements and other instruments relating to the administration of the Plan not inconsistent with the Plan;

(v)	Maintain any records necessary in connection with the operation of the Plan;

(vi)	Retain counsel, employ agents, and provide for such clerical, accounting, actuarial, and consulting services as it deems necessary or desirable to assist it in the administration of the Plan;

(vii)	Make benefit payments and determine benefit decisions upon claims and appeal to the extent it has the authority to make such claim and appeal determinations under Section 7; and

(viii)	Otherwise administer the Plan in accordance with its terms.
(b)	In its absolute discretion, the Administrator may delegate all or any part of its authority hereunder and other administrative duties of the Administrator to an employee or a committee composed of employees of the Company and/or members of the Board and all reference to the Administrator in the Plan shall be deemed to include any such delegate to the extent authorized by such delegation. Decisions and determinations made by the Administrator or a director or employee or committee of directors or employees acting within the scope of authority delegated by the Administrator shall be final and binding upon all persons. No determination of the Administrator in one case shall create a bias or retroactive adjustment in any other case.

(c)	The costs of administering the Plan shall be borne by the Company unless and until the Administrator notifies Participants that such costs will be imposed on Participants. No costs may be charged to or against Participant Accounts retroactively. Any costs charged against Participants Accounts shall be allocated in an equitable manner as determined by the Administrator.

(d)	Each member of the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any director, officer or other employee of the Company, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

(e)	To the extent permissible under applicable laws, the Company shall indemnify all of its employees and directors involved in the administration of the Plan against any and all claims, losses, damages, costs and expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.
11.	General Provisions.
(a)	Funding. The Plan is unfunded. All benefits will be paid from the general assets of the Company.

(b)	“Top Hat” Pension Benefit Plan. The Plan is an “employee pension benefit plan” within the meaning of ERISA. However, the Plan is unfunded and maintained for a select group of management or highly compensated employees of the Company and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under Section 401(a) of the Code.

(c)	Assignment. Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities, engagements or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

(d)	Receipt and Release. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims to which the payments relate against the Company or any affiliate or subsidiary thereof, and the Administrator may require such Participant or Beneficiary to execute a receipt and release to such effect.

(e)	Unsegregated Funds; Unsecured General Creditor Status Of Participant.
(i)	Any Account established under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that gains, losses and earnings relating to the hypothetical investment of each Participant’s Transition Credits can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) established hereunder shall represent the ownership of or beneficial interest in any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company and no Participant or Beneficiary shall have an interest in, or lien or prior claim upon, any property of the Company by reason of any rights of such party, or obligations owed to such party, under the Plan. Any liability of the Company to any Participant or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. No party shall be deemed to be a trustee of or with respect to any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

(ii)	The Company shall be under no obligation to segregate Transition Credits or Matching Credits and participation in the Plan shall constitute an acknowledgment and agreement by the Participant that such unsegregated funds belong absolutely and unconditionally to the Company and are subject to the claims of the Company’s general creditors.

(iii)	The Company may (but shall not be obligated to) establish a trust or trusts, or such other investment or accounting devices as the Administrator shall deem appropriate, advisable or desirable, which may take the form of grantor trusts, may be revocable or irrevocable, and may have independent trustees. If any such trusts or other devices are established (including but not limited to trusts or devices described in Section 5(b)(iii)), then so long as they are maintained, the assets of such trusts or devices will be subject to the claims of creditors of the Company in the event the Company becomes insolvent. To the extent that the assets of such trusts or other devices are insufficient to pay benefits due under the Plan, such benefits shall be paid by the Company from its general assets. Neither Participants, their Beneficiaries, nor their successors or legal representatives shall have any right, actual or beneficial, other than the right of an unsecured general creditor, against the Company or against any of such trusts or other devices in respect of any portion of a Participant’s Account. Any trust or other investment or accounting device established in connection with this Plan shall be designed and administered in a manner that will not cause amounts to become taxable under Code Section 409A(b).
(f)	Reservation of Rights. Nothing in the Plan shall be construed to (i) limit in any way the right of the Company to terminate a Participant’s employment with the Company; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company will employ a Participant at any particular rate of remuneration.

(g)	Withholding and Reporting. To the extent permitted under Code Section 409A and applicable regulations and other guidance thereunder, the Company shall have the right to deduct or withhold from any and all deferrals and from all payments hereunder any taxes required by law to be withheld from a Participant or Beneficiary with respect to such payments. Each Participant’s Matching Credits and Transition Credits shall be reported annually on IRS Form W-2 or IRS Form 1099 as may be required by law. To the extent permitted under Code Section 409A and applicable regulations and other guidance thereunder, the Administrator may accelerate the time or schedule of payment of any portion of the Account in order to pay taxes due or required to be withheld in connection with the Account, including but not limited to additional taxes that become due pursuant to Code Section 409A.

(h)	Delay of Payments. Notwithstanding the provisions of Section 7, the Company may delay any payment due to the Participant or Beneficiary hereunder if the Administrator determines that the delay is permitted under Code Section 409A and applicable guidance thereunder and that the delay is necessary (i) to comply with Federal securities laws or other applicable laws, (ii) to preserve the Company’s deduction with respect to the payment, or (iii) to preserve the Company’s ability to continue as a going concern.

(i)	Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

(j)	Headings. The headings of sections and paragraphs herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text of the Plan shall control.

(k)	Deferred Compensation. The Company intends that amounts payable to a Participant or Beneficiary pursuant to the Plan shall not be included in income for federal, state, or local income tax purposes until the benefits are actually paid or delivered to such Participant or Beneficiary. Accordingly, this Plan shall be interpreted and administered consistently with the requirements of Code Section 409A, as amended or supplanted from time to time, and current and future guidance thereunder.

(l)	No Tax Representations. The Company and the Administrator do not represent or guarantee to any Participant or Beneficiary that any particular federal or state income,

payroll or other tax treatment will result from the Participant’s participation in this Plan. The Participant or Beneficiary is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant or Beneficiary is liable as a result of the Participant’s participation in this Plan.

(m)	Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on Participants and Beneficiaries and their respective heirs, executors and legal representatives.

(n)	Severability. If any provision of the Plan should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect but shall be interpreted and administered consistently with the requirements of Code Section 409A.

(o)	Applicable Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware to the extent not superseded by federal law.
12.	Adoption and Execution.
     This amended and restated Plan was approved and adopted by the Compensation and Benefits Committee of the Board of Directors of R.H. Donnelley Corporation on December 31, 2008. As evidence of its adoption of this amendment and restatement of the Plan, the undersigned Companies have caused this instrument to be signed by their duly authorized representatives this 31st day of December, 2008.

R.H. DONNELLEY CORPORATION

By	/s/ Gretchen Zech

Title	SVP, Human Resources

R.H. DONNELLEY, INC.

By	/s/ Gretchen Zech

Title	SVP, Human Resources

DEX MEDIA, INC.

By	/s/ Gretchen Zech

Title	SVP, Human Resources